Exhibit 10.8

EMPLOYMENT CONTRACT	December 2012

GALECTO BIOTECH ApS

and

Anders H. Pedersen

GALECTO BIOTECH ApS

CVR-nr. 34878366

c/o Cobis A/S

Ole Maaloes Vej 3

2200 Kobenhavn N

(the “Company”)

and

Anders H. Pedersen

(the “Employee”)

(jointly, the “Parties”)

have today entered into this employment contract (the “Contract”).

1.	Date of employment

1.1	The Employee will be employed with the Company from 1 April 2013.

2.	Job title

2.1	The Employee will serve the Company as Chief Operational Officer.

3.	Place of work

3.1	The Employee will be based at the Company’s address, Ole Maaloes Vej 3, 2200 Kobenhavn N.

3.2	The Employee will be required to travel both in and outside Denmark.

4.	Working hours

4.1	The Employee will be employed on a full-time basis, i.e. 37 hours per week, not including a 30- minute lunch break per day.

4.2

The Employee has been informed that he may be required to work overtime. The Employee is not entitled to separate payment for overtime as payment for such overtime is already included in the Employee’s salary.

5.	Other employment

5.1	The Employee is obliged to devote all his working time and skill in the Company’s service and shall not accept any other paid work without the prior written consent of the Company’s managing director.

5.2

The Employee shall not, without the Company’s prior written consent, whether directly or indirectly, engage or hold interests in any other business, apart from portfolio investments in listed companies or any other type of portfolio investments, including shares in non-competing companies.

6.	Salary

6.1	The Company will pay the Employee a monthly salary of DKK 95,000 payable monthly in arrears on the last business day of the month into a bank account designated by the Employee.

6.2	The salary is subject to an annual review in December, the first time in December 2013—and any adjustment of the salary will take effect on 1 January the following year.

7.	Pension

7.1

The Company has no pension scheme. The Employee is therefore himself responsible for the payment of contributions to any pension scheme. The Company will pay reasonable costs related to the Employee’s consultation with a pension adviser.

8.	Bonus

8.1

The Employee shall be entitled to an annual bonus of up to 25 per cent of the annual base salary. The applicable terms and conditions for the bonus, including the targets, shall be determined each year in the sole discretion of the Company following consultation with the Employee.

9.	Telephone, Internet, etc.

9.1	The Company will place a mobile telephone and PC at the Employee’s disposal and pay all expenses relating thereto including access to the internet.

10.	Tax

10.1	The tax consequences to the Employee of being in receipt of the above benefits are of no concern to the Company and will not give rise to any changes to the Employee’s salary.

11.	Illness

11.1	The Employee must immediately notify the Company of any absence due to illness. Such notice must be given to the Employee’s immediate superior.

12.	Entertainment and business travels

12.1

The Company will reimburse the Employee for all reasonable travel and entertainment expenses incurred in the service of the Company in accordance with the Company’s internal rules. The Employee must calculate his travel and other expenses in the service of the Company for the previous month. Receipts for expenses incurred must be presented to the Company.

13.	Holiday

13.1	The Employee is entitled to paid holiday in accordance with the Danish Holiday Act (ferieloveri) in force from time to time.

13.2

In addition to the holidays pursuant to the current Danish Holidays Act the Employee is entitled to five extra vacation days (in Danish: “Feriefridage”) each holiday year. The Employee is not entitled to compensation for any unused vacation days in connection with termination or otherwise. The extra vacation days shall be used after all statutory holidays have been taken.

13.3	In the event of termination of the employment, the Employee must, at the Company’s request, take all holiday in the notice period.

13.4

The parties having agreed to derogate from s. 15(2) and s. 16(1) of the Holiday Act, the Company may, on the giving of 1 (one) month’s prior written notice, be entitled to demand that the Employee takes his main holiday and remaining days of holiday.

14.	Confidentiality

14.1

During his employment and after the effective date of termination of this Contract, the Employee is obliged to observe strict confidentiality in respect of all of the Company’s affairs, including its activities, practices and business relations.

14.2

The duty of confidentiality also applies to all material, including, but not limited to, information relating to customers and prices, marketing material, know-how, software, strategies and concepts, technical drawings, formulas and models, regardless of the form or medium in which it exists.

14.3

All know-how created during the Employee’s employment will be deemed to be the Company’s trade secrets. After the effective date of termination of this Contract, the Employee will not be entitled to exploit such know-how on his own behalf or on behalf of any other person or to disclose any information on such know-how.

14.4	Any breach of the duty of confidentiality will be deemed a material breach of this Contract and may have consequences for the employment of the Employee by the Company.

15.	Intellectual property rights

15.1

The Employee assigns absolutely, irrevocably and exclusively to the Company all rights in intellectual property (including rights in inventions, creations, designs, trademarks and other marks as well as copyrights and any associated rights, including to the extent possible moral rights and rights under the Danish Marketing Practices Act (markedsforingsloven) and similar rules of law and rights in know-how created by the Employee during his employment, or any rights which are otherwise the result of or related to the employment. The assignment includes any right which may be exercised at any time under the rules of law in any jurisdiction whatsoever.

15.2

The assignment is subject to no restrictions whatsoever, and the Company is entitled to reassign such rights in whole or in part. To the extent possible, the provisions of ss 53-56 of the Danish Copyright Act (ophavsretsloven) and similar rules of law have been derogated from for the benefit of the Company.

15.3

The Employee is at any time obliged to perform any act which, to the Company’s or its successors’ commercially reasonable judgment, is necessary or appropriate to establish or confirm the assigned rights or the transfer of such rights to the Company or its successors. By signing this Contract, the Employee irrevocably authorises the Company or its successors to execute on his behalf all documents required to this end. If the Employee’s personal signature is required, the Employee must sign such documents without undue delay.

15.4

The duties to be performed by the Employee during his employment with the Company, and the efforts which the Employee is expected to devote to the Company’s benefit are taken into consideration when determining the Employee’s salary. Consequently, the Employee’s salary includes remuneration for the assignment of the Employee’s intellectual property rights etc. to the Company and the Employee will therefore not be entitled to additional remuneration for such rights. Bearing in mind the principles upon which the Employee’s salary is fixed, the Employee and the Company agree that, as a general rule, the Employee will not be entitled to compensation pursuant to s. 8 of Danish Employees’ Inventions Act (lov om arbejdstageres opfindelser) or similar rules of law.

16.	Termination

16.1

Termination of the employment by either Party must be in accordance with the rules of the Danish Salaried Employees Act (funktionaarloven), however, provided always that the Employee’s notice is extended to two month, and the Company’s notice is extended to six months. However, when the Employee has been employed for 8 years and 6 months, the notice from the Company is 7 months. See s. 2(6) of the said Act.

The parties must terminate the contract in writing with effect from the end of a month.

16.2

In the event that the Employee receives sick pay for an aggregate period of 120 days within a period of 12 consecutive months, the Company may terminate this Contract on the giving of one month’s notice in accordance with s. 5(2) of the Salaried Employees Act.

17.	Email

17.1	The Company shall not be entitled to read private emails marked “private” or otherwise stated to have private contents.

18.	Return of property

18.1	If released from his duties, the Employee must, at the Company’s request, immediately return all property belonging to the Company, including keys/entrance card, mobile telephone, PC, etc.

18.2	As compensation for not having a mobile telephone at his disposal during the release period, the Company will pay a monthly amount equal to the taxable value of such property.

18.3

The Employee must return all material and property belonging to the Company on the effective date of termination. The Employee is not entitled to exercise any lien on such material or property regardless of whether the Employee has a claim against the Company.

19.	Collective agreements

19.1	The employment is not covered by a collective agreement.

20.	General provisions

20.1	The provisions of the Danish Salaried Employees Act and the Danish Holiday Act apply to the employment.

20.2

The Employee must keep the Company informed of his current address, so that any notice of termination of employment sent by the Company to the address most recently provided by the Employee can be regarded as having been given legally and validly.

21.	Governing law and jurisdiction

21.1	This Contract is governed by Danish law.

21.2

Any disputes concerning the employment relationship shall be brought before the Danish courts with the standard reference and appeal access under the provisions of the Danish Administration of Justice Act (retsplejeloven).

22.	Counterparts

22.1	This employment contract is executed in 2 (two) counterparts, each Party receiving 1 (one) counterpart.

Place: Copenhagen	Place: Lyngby

Date: 22.01.13	Date: 23.01.13
For GALECTO BIOTECH ApS

/s/ Hans Schambye	/s/ Anders H. Pedersen
Hans Schambye	Anders H. Pedersen

23.	Appendices

Appendix 1:                     Bonus scheme

To be completed no later than April 30, 2012